Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in Amendment No. 1 to the Registration Statement on Form S-4 of Novelis Inc. of our reports dated June 29, 2009 (except with respect to the retrospective application of SFAS No. 160, as to which the date is August 5, 2009) relating to the financial statements and the effectiveness of internal control over financial reporting of Novelis Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopersLLP
PricewaterhouseCoopers LLP
Atlanta, GA
October 20, 2009